UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2017

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On July 26, 2017, Premier Packaging Corporation (“PPC”), a wholly-owned subsidiary of Document Security Systems, Inc. (“DSS”), entered into a Loan Agreement and accompanying Term Note Non-Revolving Line of Credit Agreement (collectively, the “Equipment Line of Credit Transaction Documents”) with Citizens Bank, N.A., a national banking association (“Citizens”), pursuant to which Citizens agrees to lend up to $1,200,000 for the purpose of enabling PPC to purchase equipment from time to time that it may need for use in its business. Each advance under the Equipment Line of Credit shall be limited to a maximum of 100% of the Hard Costs (as hereinafter defined) of the applicable item of purchased equipment. “Hard Costs” shall mean the invoice price of such equipment less delivery and installation costs and taxes. Advances may be made respecting this Equipment Line of Credit from time to time from the date of establishment of the Equipment Line of Credit until July 26, 2018. The aggregate principal balance outstanding under the Equipment Line of Credit shall bear interest thereon at a per annum rate of 2% above the LIBOR Advantage Rate (as defined in the attached Term Note Non-Revolving Line of Credit) until the Conversion Date (as defined in the attached Term Note Non-Revolving Line of Credit). Effective on the Conversion Date, the interest rate payable on the aggregate principal balance outstanding shall be adjusted to a fixed rate equal to 2% above Citizens’ cost of funds on the Conversion Date as determined by Citizens. After the Conversion Date, the aggregate principal balance may be repaid in (i) up to 84 installments comprised of principal and interest for new manufacturing equipment, (ii) up to 60 installments comprised of principal and interest for used manufacturing equipment and vehicles or (iii) up to 36 installments comprised of principal and interest for new or used office equipment. As of the date of this Current Report on Form 8-K, no advances have yet been made to PPC under the Equipment Line of Credit.

The Equipment Line of Credit is subject to certain financial covenants set forth in the Equipment Line of Credit Transaction Documents, which include but are not limited to the requirements (i) that PPC maintain at all times a maximum total liabilities to tangible net worth ratio of 3.0 to 1.0, reported annually, beginning December 31, 2017, according to GAAP, (ii) that PPC not permit the ratio of its EBITDA (as defined in the Loan Agreement) to Interest Expense plus CMLTD (as defined in the Loan Agreement) to be less than 1.15 to 1.0, tested annually beginning December 31, 2017, and (iii) that PPC maintain at all times a current ratio of 1.25 to 1.0, reported annually, beginning December 31, 2017.

Under the Equipment Line of Credit Transaction Documents, PPC is subject to standard events of default which include, but are not limited to, a default for non-payment, false or misleading representations and warranties, unsatisfied third-party judgements or liens that negatively affect the Collateral, insolvency or bankruptcy, which may lead to acceleration of the obligations due and payable under the Equipment Line of Credit.

In conjunction with the Equipment Line of Credit Transaction Documents, PPC and Citizens also entered into a Security Agreement dated July 26, 2017 (the “Security Agreement”), pursuant to which PPC granted a security interest in the Collateral, defined as PPC’s present and future right, title and interest in and to any and all personal property whether now existing or hereafter created, acquired or arising and wherever located from time to time, including, without limitation: accounts, chattel paper, goods, inventory, equipment, fixtures, farm products, instruments, investment property, documents, commercial tort claims, deposit accounts, letter-of-credit rights, general intangibles, supporting obligations, and records of, accession to and proceeds and products of the foregoing. The Security Agreement restates the same events of default as set forth in the Equipment Line of Credit Transaction Documents.

The foregoing descriptions are summaries only, and do not purport to set forth the complete terms of the Equipment Line of Credit Transaction Documents or the Security Agreement, and such descriptions are qualified in their entirety by reference to each of the Loan Agreement, the Term Note Non-Revolving Line of Credit Agreement, and the Security Agreement filed as Exhibits 10.1, 10.2 and 10.3 respectively, to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description

10.1	Form of Loan Agreement between Premier Packaging Corporation and Citizens Bank, N.A.

10.2	Form of Term Note Non-Revolving Line of Credit Agreement between Premier Packaging Corporation and Citizens Bank, N.A.

10.3	Form of Security Agreement between Premier Packaging Corporation and Citizens Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: July 28, 2017	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer